3507 Kyoto Gardens Drive, Suite 320 Palm Beach Gardens, FL 33410 Tel: (561) 478-7077 Fax: (561) 659-0701 www.harriscramer.com

March 24, 2011

VIA EMAIL
Ecosphere Technologies, Inc.
3515 S.E. Lionel Terrace
Stuart, Florida 34997
Attention: Mr. Charles Vinick, CEO

Re:   Ecosphere Technologies, Inc. / Form S-8

Dear Mr. Vinick:

You have advised us that Ecosphere Technologies, Inc. (the “Company”) is filing with the Securities and Exchange Commission an amendment to the Registration Statement on Form S-8 (the “Registration Statement”) with respect to 30,000,000 shares of common stock, $0.01 par value per share, issuable under the Company’s 2006 Equity Incentive Plan (the “Plan”).

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of March 8, 2011, the Company’s authorized capital consists of (i) 300,000,000 shares of common stock, $0.01 par value, of which 141,319,197 shares are issued and outstanding; and (ii) 5,000,000 shares of preferred stock, of which (A) six shares of Series A Redeemable Convertible Cumulative Preferred Stock are issued and outstanding, and (B) 322 shares of Series B Redeemable Convertible Cumulative Preferred Stock shares are issued and outstanding. You have further advised us that the Company has received valid consideration for the issuance of these shares.  You have further advised us that under the Plan, 2,743,803 shares have been issued (for which the Company has received valid consideration) and 15,106,306 shares are reserved for the issuance of outstanding options and Stock Rights as defined in the Plan.

After having examined the Company’s certificate of incorporation, bylaws, minutes and the Plan and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the shares of common stock issued to date under the Plan are, and the unissued securities to be offered by the Company itself under the Plan pursuant to the Registration Statement will be, when offered and sold as provided in the Plan,  fully paid and non-assessable, duly authorized and validly issued.

Very truly yours,

/s/ Harris Cramer LLP

Harris Cramer LLP